Exhibit 10.1

COWEN GROUP, INC.

2009 CARRIED INTEREST EQUIVALENT AWARD

THIS AGREEMENT (the “Agreement”) is made by and between Cowen Group, Inc., a Delaware corporation (the “Company”) and Christopher A. White (the “Employee”), as of August 7, 2009.

RECITALS

WHEREAS, Cowen Healthcare Royalty GP, LLC (the “General Partner”) is the general partner of Cowen Healthcare Royalty Partners, L.P. (the “Fund”); and

WHEREAS, the General Partner is entitled to receive a percentage of profits, in excess of certain minimum levels, earned by the Fund, if any, as a performance fee (“Carried Interest”); and

WHEREAS, the Company is a member of the General Partner and is therefore eligible to receive a certain percentage of the Carried Interest, if any; and

WHEREAS, the Company intends to award to the Employee an amount equaling a certain percentage of the Carried Interest in the Fund in recognition of the Employee’s efforts to support the General Partner and the Fund; and

WHEREAS, the Employee accepts the award by the Company of an amount equaling a certain percentage of the Carried Interest in the Fund and hereby agrees to the terms and conditions hereinafter stated;

NOW THEREFORE, in consideration of the foregoing recitals and of the promises and conditions contained herein, it is agreed as follows:

ARTICLE I

GRANT OF CARRIED INTEREST EQUIVALENT AWARD

Section 1.1 – Grant of Carried Interest Equivalent Award

The Company hereby awards to the Employee as of the date hereof (the “Grant Date”) the right to receive an amount equal to 0.15387% of Carried Interest in the Fund, if any (the “Employee Carried Interest”), subject to the conditions and restrictions set forth below.  It is expressly understood that the Employee will not be required to make a capital contribution to the General Partner nor will the Employee be entitled to receive any portion of any distribution from the Fund or the General Partner that represents anything other than Carried Interest.

Section 1.2 – Restrictions

(a)           Entitlement.  The Employee’s entitlement to receive the Employee Carried Interest is expressly conditioned upon the receipt by the General Partner of Carried Interest in the Fund.  If for any reason the General Partner fails to receive Carried Interest in the Fund, the Employee will not be entitled to receive any Employee Carried Interest.  It is expressly understood by the Employee that the General Partner may not earn any Carried Interest in the Fund depending on the investment performance of the Fund.

(b)           Vesting.  Subject to the terms and conditions on Section 1.4 below, the Employee’s entitlement to the Employee Carried Interest shall vest in two equal installments as follows: (i) fifty percent (50%) of the Employee Carried Interest shall vest on the second anniversary of the Grant Date (the “First Vesting Date”); and (ii) the remaining fifty percent (50%) of the Employee Carried Interest shall vest on the third anniversary of the Grant Date (the “Second Vesting Date”) (each, a “Vesting Date”).

Section 1.3 – Fund Distribution

(a)           Eligibility.  Notwithstanding the Vesting Dates, and subject to the terms and conditions of Section 1.4 below, and as otherwise set forth herein, the Employee shall be eligible to receive Employee Distributions, as defined below, upon the full execution of this Agreement.

(b)           Determination of Distribution.  At the end of each calendar year, the Company shall determine whether it has received any cash distributions from the General Partner during that year as a result of Carried Interest in the Fund (the “Fund Distribution”).  In the event such a Fund Distribution has been made, the Company shall pay to the Employee on or after January 1, and before March 31, of the following calendar year, less applicable taxes and payroll deductions, an amount equal to the Employee Carried Interest in such a Fund Distribution (the “Employee Distribution”).  If the General Partner has not made a Fund Distribution during any given year, the Employee shall not be entitled to receive any Employee Distribution for that year.

Section 1.4 – Cessation of Employment

(a)           Termination Prior to First Vesting Date.  If, prior to the First Vesting Date, the Employee gives notice of resignation or voluntary termination or the Employee’s employment or service with the Company or its subsidiaries and affiliates is terminated for any reason, the Employee shall forfeit any and all rights in, and entitlement to, the Employee Carried Interest.  Accordingly, the Employee shall not be entitled to receive any Employee Distributions after the date of the Employee’s termination, or notice of termination, whichever occurs earlier.

(b)           Termination After First Vesting Date but Prior to Second Vesting Date.  If, after the First Vesting Date but prior to the Second Vesting Date, the Employee gives notice of resignation or voluntary termination or the Employee’s employment or service with the Company or its subsidiaries and affiliates is terminated for any reason, other than for Cause, as defined below, the Employee shall forfeit any and all rights in, and entitlement to, Fifty Percent (50%) of the Employee Carried Interest.  Accordingly, the Employee shall be entitled to receive only Fifty Percent (50%) of any Employee Distributions after the date of the Employee’s termination, or notice of termination, whichever occurs earlier.

(c)           Termination Subsequent to Second Vesting Date.  If, subsequent to the Second Vesting Date, the Employee gives notice of resignation or voluntary termination or the Employee’s employment or service with the Company or its subsidiaries and affiliates is terminated for any reason, other than for Cause, as defined below, the Employee shall be fully vested in the Employee Carried Interest and shall be entitled to receive One Hundred Percent (100%) of any Employee Distributions after the date of the Employee’s termination.

(d)           Forfeiture.  If the Employee’s employment or service with the Company or its subsidiaries and affiliates is terminated at any time for Cause, as defined below, then the Employee shall immediately forfeit to the Company any and all rights in, and entitlement to, the Employee Carried Interest Award.  Accordingly, the Employee shall not be entitled to receive any Employee Distributions after the date of the Employee’s termination, or notice of termination, whichever occurs earlier.

ARTICLE II

MISCELLANEOUS

Section 2.1 – Definition of Cause

For purposes of this Agreement, the term “Cause” shall mean when the Company, in good faith, determines that any of the following occurs: (i) the Employee’s commission of any crime (whether or not related to the Employee’s duties at the Company or its subsidiaries and affiliates) with the exception of a minor traffic offense; (ii) fraud, dishonesty, gross negligence or substantial misconduct in the performance of the Employee’s duties and responsibilities; (iii) the Employee’s violation of or failure to comply with the Company’s internal policies or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Company; or (iv) the Employee’s failure to perform the material duties of the Employee’s position, including, by way of example and not of limitation, the failure or refusal to follow instructions reasonably given by the Employee’s superiors in the course of employment.

Section 2.2 – Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding the conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby).

Section 2.3 – Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and fully supersedes in their entirety any and all prior agreements, representations, promises or understandings, written or oral, between the Company or its subsidiaries and affiliates and the Employee pertaining to the subject matter hereof.

Section 2.4 – Amendment

This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.

Section 2.5 – No Right to Continued Employment

Nothing in this Agreement shall be deemed to confer on the Employee any right to continued employment with the Company or any of its subsidiaries or affiliates.

Section 2.6 – Arbitration

Any and all disputes arising out of or relating to this Agreement or the Employee’s employment or the termination of the Employee’s employment with the Company or any of its affiliates or subsidiaries, including any statutory claims based on alleged discrimination, will be submitted to and resolved exclusively by the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures.  The arbitration shall be held in the City of New York.  In agreeing to arbitrate the Employee’s claims, the Employee recognizes that the Employee is waiving the Employee’s right to a trial in court and by a jury.  The arbitration award shall be binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.

Section 2.7 – Section 409A

This Agreement is intended to comply with the requirements of Section 409A, and shall be interpreted accordingly.  In the event that any provision of this Agreement would cause this Agreement to become subject to Section 409A or cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void and the Company and the Employee agree to amend or restructure this Agreement, to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.

Section 2.8 – Assignment

The rights and obligations of the Company under this Agreement shall be transferable, and all of its covenants and agreements shall be binding upon and be enforceable by its successors and assigns.  The Employee may not assign this Agreement and the terms and conditions stated herein; provided however, that in the event of the Employee’s death, nothing in this Agreement shall prohibit an Employee’s estate from receiving the same rights and entitlements granted to the Employee pursuant to this Agreement.

Section 2.9 – No Third Party Rights

This Agreement does not, and is not intended to, confer upon the Employee the status of third-party beneficiary of the Third Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of June 18, 2008, or any other agreement entered into by the General Partner now or in the future (collectively, the “General Partner Agreements”).  Accordingly, this Agreement does not confer on the Employee any rights or interest in, or remedies with respect to, the General Partner Agreements.

Section 2.10 – Proper Execution

Each Party executing this Agreement directly and expressly warrants that it has taken all necessary steps to enter into this binding Agreement and has been given, and has received and accepted, authority to enter into this binding Agreement on behalf of such Party with respect to the matters contained herein.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Employee has hereunto set the Employee’s hand on the date indicated below.

COWEN GROUP, INC.

		BY:	/s/ J. Kevin McCarthy
J. Kevin McCarthy
General Counsel

/s/ Christopher A. White
Christopher A. White

Date:	August 7, 2009